Exhibit 23.1

KPMG LLP
Suite 1400
2323 Ross Avenue
Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 11, 2025, with respect to the consolidated financial statements of Lennox International, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Dallas, Texas
October 24, 2025